Exhibit 99.2

Invitrogen Corporation Announces Exercise of Option to Purchase Additional $25 Million of 3.25% Senior Convertible Notes Due 2025

CARLSBAD, Calif.—(BUSINESS WIRE)—June 15, 2005—Invitrogen Corporation (Nasdaq:IVGN) announced today the initial purchasers of its recent offering of $325 million of 3.25% Senior Convertible Notes due 2025 have exercised in full their option to purchase an additional $25 million of such notes to cover over-allotments. The initial purchasers’ exercise of their option brings the total offering size to $350 million.

The Company intends to use a portion of the net proceeds to pay off approximately $124 million borrowed under the Company’s revolving line of credit with Bank of America, N.A. The Company intends to use the balance of the net proceeds for potential acquisitions and for general corporate purposes, including the potential repayment or redemption of other outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CONTACT: Invitrogen Corporation

Adam S. Taich, 760-603-7208

SOURCE: Invitrogen Corporation